Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Natural Grocers by Vitamin Cottage, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-182886 and 333-235379) on Form S-8 of Natural Grocers by Vitamin Cottage, Inc. of our reports dated December 10, 2020, with respect to the consolidated balance sheets of Natural Grocers by Vitamin Cottage, Inc. and subsidiaries as of September 30, 2020 and 2019, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2020, which reports appear in the September 30, 2020 annual report on Form 10-K of Natural Grocers by Vitamin Cottage, Inc.

Our report dated December 10, 2020, on the consolidated financial statements as of September 30, 2020, includes explanatory paragraphs referring to changes in the method of accounting for leases as of October 1, 2019 due to the adoption of ASU 2016-02, Leases, and revenue as of October 1, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
December 10, 2020